DAVE BANERJEE, CPA
An Accountancy Corporation – Member AICPA and PCAOB

6301 Owensmouth Ave, Ste 750, Woodland Hills, CA 91367 • PH (818) 657-0288 • FAX (818) 657-0299 • CELL (818) 312-3283
EMAIL jewelle@finracompliance.com • WEB www.davebanerjee.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Neuralstem, Inc. for the registration of 1,842,309 shares of its common stock and to the incorporation by reference therein of our report dated March 26, 2008, with respect to the financial statements of Neuralstem, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Dave Banerjee, CPA

Woodland Hills, California
April 30, 2008